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                                                                    Exhibit 5.2

                [Letterhead of Freshfields Bruckhaus Deringer]

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
                                                 LONDON
                                                 65 Fleet Street
                P&O Princess Cruises plc         London, EC4Y
                                                 1HS
                77 New Oxford Street     T   +   44 20 7936 4000
                London WC1A 1PP          F   +   44 20 7832 7001
                England

14 March 2003

Dear Sirs

Joint Registration Statement on Form F-4/S-4 (Registration No. 333-102442)

1. In connection with the above mentioned Joint Registration Statement on Form S-4/F-4 (the "Registration Statement") filed by P&O Princess Cruises plc (the "Company") and Carnival Corporation ("Carnival") with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as to the legality of the special voting share of (pound)1 in the capital of the Company that will be issued as part of the DLC Transaction (the "Special Voting Share"). We express no opinion as to the legality of shares in issue or being issued by Carnival.

2. We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined:

      (i)   the Registration Statement to be filed under the Act;

     (ii) a certified copy of the Offer and Implementation Agreement entered into between Carnival and the Company and dated as of 8 January 2003 (the "Offer and Implementation Agreement");

    (iii) a copy of the current Memorandum and Articles of Association of the Company in force as at 7 May 2002;

     (iv) a copy of the proposed changes to the current Memorandum of Association and the new Articles of Association of the Company, to be considered for adoption at the Company's extraordinary general meeting to be convened on 16 April 2003 (New Constitutional Documents);

      (v) a copy of the Company's Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

Freshfields Bruckhaus Deringer are solicitors and registered foreign lawyers A list of the partners and their qualifications is open to inspection at the above address

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       (vi)   a certificate dated 14 March 2003 issued by the Registrar of
              Companies of England and Wales (the "Certificate of Good Standing") certifying that:

              "P&O Princess Cruises plc was incorporated under the Companies Act 1985 as a public company on 19/th/ July 2000. According to the documents on the file of the company in the custody of the Registrar of Companies, the company has been in continuous and unbroken existence since the date of its incorporation. No action is currently being taken by the Registrar of Companies for striking the company off the register and dissolving it as defunct, and as far as the Registrar is aware: -

              (a) the company is not in liquidation or subject to an administration order, and

              (b) no receiver or manager of the company's property has been appointed";

       (vii) an extract of minutes of a meeting of the Board of the directors of the Company held on 11 March 2003 authorising the issue and allotment of the Special Voting Share to Carnival at or prior to Closing (as defined in the Offer and Implementation Agreement); and

       (viii) a certificate issued to us by the Company Secretary of P&O Princess Cruises plc dated 14 March 2003,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

3. Inconsidering the above documents and rendering this opinion we have with your consent and without any further enquiry assumed:

    (a)the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

    (b)the conformity to originals of all documents supplied to us as photocopies or facsmile copies;

    (c)that the New Constitutional Documents will be adopted without amendment;

    (d)that each of the statements contained in a certificate of the Company Secretary of P&O Princess Cruises plc dated 14 March 2003 is true and correct as at the date hereof;

    (e)that the information revealed by our search on the date of this letter (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of P&O Princess Cruises plc kept at the Registrar of Companies of England and Wales was accurate in all respects and has not since the time of such search been altered;

    (f)that the information revealed by our oral enquiry on the date of this letter of the Central Registry of Winding up Petitions was accurate in all respects and has not since the time of such enquiry been altered;

    (g)that the Certificate of Good Standing dated 14 March 2003 and issued by the Registrar of Companies of England and Wales was validly issued and accurate in all respects;

    (h)closing of the Offer and Implementation Agreement takes place in accordance with the terms of that agreement;

    (i)Carnival pays P&O Princess in full for the Special Voting Share prior to or upon its issue;

    (j)the meeting of the board of directors of the Company to authorise the issue and allotment of the Special Voting Share was quorate and properly held and the extract of the minutes of that meeting referred to in 2(vii) above is a true and accurate description of the resolution passed at that meeting; and

    (k)each of the foregoing assumptions will be true and accurate at and immediately prior to the time of issuance of the Special Voting Share.

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4.  Based and relying solely upon the foregoing, we confirm that, in our opinion:

       (i) The Company is duly incorporated and the Registrar of Companies of England and Wales has issued the Certificate of Good Standing on 14 March 2003.

       (ii) The issuance of the Special Voting Share has been duly authorized and such share, when issued in accordance with the Offer and Implementation Agreement and once paid for in full by Carnival, will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Special Voting Share means under English law that the holder of such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

This opinion is given to you for your benefit and for the purposes of the Registration Statement to be filed under the Act.

Yours faithfully

/s/  Freshfields Bruckhaus Deringer